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                                                                 Exhibit 10.1(b)


                          AMENDMENT TO PROMISSORY NOTE

$1,000,000.00                                                      Phoenix, AZ
5.07% Interest                                                  March 18, 2002


      WHEREAS, Michael Rohleder and his spouse, Roxanne Rohleder (collectively referred to as "Rohleder") entered into a Promissory Note in the face amount of One Million Dollars ($1,000,000.00) dated March 9, 2001, the proceeds of which were used by Rohleder to purchase a home at 8217 N. Coconino Road, Paradise Valley, Arizona 85253, with Principal and Interest payable to Semiconductor Components Industries, LLC ("SCI, LLC") (the "Original Note"); and

      WHEREAS, Michael Rohleder and SCI, LLC entered into a Termination Agreement dated as of January 29, 2002 (the "Agreement") requiring the change in terms of the Original Note as set forth in Section 3 of the Agreement.

      NOW THEREFORE, in consideration of the terms and conditions set forth below, the parties agree as follows:

      1. All capitalized terms not defined in this Amendment to Promissory Note shall have the meaning defined in the Original Note.

      2. Other than the changes set forth below, all terms and conditions of the Original Note shall remain in full force and effect.

      3. All Paragraph references made below refer to the paragraph numbers set forth in the Original Note.

      4.    Amendments:

            A. Paragraph 1 of the Original Note is replaced in its entirety by the following:

            1.    Payment/Prepayment.

                  (a) This Note may be prepaid at any time, in whole or in part, without penalty or premium. Each partial prepayment shall be applied first to the Interest and then to the Principal Amount. This Note is a full recourse note secured by the Property (as defined in Section 2 below).

                  (b) Unless paid sooner, the Principal Amount plus Interest, shall be due and payable to SCI, LLC as follows:

                         (i) Notwithstanding Rohleder's termination of employment, the Loan shall remain outstanding for the one hundred fifty (150) days immediately following the Termination Date. On the last day of such one hundred fifty (150) day period (or the next


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                              business day, if the last day of such one-hundred
                              fifty (150) day period is not a business day), the entire Principal Amount plus Interest (to the extent not yet paid) shall become immediately due and payable.

                         (ii) Rohleder hereby agrees to execute and deliver any
                              documents or other materials that SCI, LLC determines are necessary to evidence the above-described agreement and to continue without interruption or impairment of SCI, LLC's security interest in the Property (as defined in the Original Note).

            B. Subparagraph 5(h) of the Original Note shall be modified so that the address for notice to Rohleder shall be 8217 N. Coconino Road, Paradise Valley, Arizona 85253.


                                          /s/ Michael Rohleder
                                          -------------------------------------
                                          Michael Rohleder

                                          /s/ Roxanne Rohleder
                                          -------------------------------------
                                          Roxanne Rohleder


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